Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

AST SPACEMOBILE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Class A common stock, par value $0.0001 per share(3)	—	—	—	—	—	—	—	—	—	—
	Equity	Preferred Stock(4)	—	—	—	—	—	—	—	—	—	—
	Debt	Debt Securities(5)	—	—	—	—	—	—	—	—	—	—
	Other	Depositary Shares	—	—	—	—	—	—	—	—	—	—
	Other	Warrants	—	—	—	—	—	—	—	—	—	—
	Other	Purchase Contracts	—	—	—	—	—	—	—	—	—	—
	Other	Subscription Rights	—	—	—	—	—	—	—	—	—	—
	Other	Units	—	—	—	—	—	—	—	—	—	—
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	Rule 457(o)	(1)	—	$500,000,000	$110.20 per million	$55,100	—	—	—	—
	Total Offering Amounts					$500,000,000		$55,100
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fees Due							$55,100

(1)	There are being registered under this registration statement such indeterminate number of shares of Class A common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, subscription rights and units of the registrant as shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of or exchange for Class A common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, subscription rights and units that provide for such conversion or exchange.
(2)	The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.
(3)	Includes such indeterminate amount of Class A common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(4)	Includes such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(5)	Includes such indeterminate amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.